Exhibit 99.1

Mesa-Offshore-Trust

Mesa Offshore Trust Announces Expiration of Brazos A-7 Lease Currently Farmed Out to Newfield; Farmout of Prospect on Brazos A-39 to Hydro

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee
NEWS

RELEASE

For Immediate Release

Austin, Texas January 12, 2007 - Mesa Offshore Trust (OTC symbol-MOSH) (the “Trust”) announced today updates with respect to the Brazos A-7 farmout to Newfield and a new farmout by Pioneer to Hydro Gulf of Mexico, L.L.C..

Brazos A-7 Farmout Expiration and Termination of Lease

Pioneer has notified the Trust that, by letter dated December 13, 2006, Newfield informed Pioneer and Woodside that production ceased on the Brazos B-1 well located on Brazos Area Block A-7 Lease on June 22, 2006, that Newfield has no further plans to continue production on the lease and that it was allowing the lease to expire on December 19, 2006.  This interest was originally farmed out to Newfield pursuant to a farmout agreement in December 1996.  Pioneer has advised the Trustee that it does not have a continued interest in the lease.

Hydro Farmout

Pioneer has also entered into a farmout agreement with Hydro Gulf of Mexico, L.L.C. relating to the Nimitz Prospect underlying portions of Brazos Area Blocks A-24 (E/2 SE/4), A-25 (W/2 SW/4) and A-39 (NE/4 NE/4) (the “Prospect Lands”).  Under this agreement, Pioneer reserved, and will be entitled to receive, an overriding royalty interest in the farmed out properties equal to 2.5% in 8/8ths of the earned depth and Prospect Lands and any production from the earned depth and Prospect Lands.  Accordingly, the Trust’s indirect net interest in this farmout would be approximately 2.25%.  This interest would become effective whenever Hydro earns as assignment of its operating rights as provided in the agreement.  Hydro expects to commence the drilling of an exploratory test well on or before February 1, 2007 to test the Chris I Sands, which are found at depths between 17,500 and 18,300 feet.  Any wells drilled will be drilled free of any cost and generally any liability to Pioneer or the Trust’s indirect interest in this property.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Attn: Mike Ulrich
1(800) 852-1422
(512) 479-2562

www.businesswire.com/cnn/mosh.htm

221 West 6th Street Austin, TX 78701